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                                                                      EXHIBIT 11

                             VLSI TECHNOLOGY, INC.

                       CALCULATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                      FISCAL YEAR ENDED
                                                        ----------------------------------------------
                                                        DECEMBER 29,     DECEMBER 30,     DECEMBER 25,
                                                            1995             1994             1993
                                                        ------------     ------------     ------------
Primary Earnings per Share
Net income............................................    $ 45,968         $ 31,697         $ 15,883
                                                           =======          =======          =======
Average number of common and common equivalent shares:
     Average common shares outstanding................      41,514           35,916           33,850
     Dilutive options.................................       2,376            1,530            1,427
                                                           -------          -------          -------
Average number of common and common equivalent
  shares..............................................      43,890           37,446           35,277
                                                           =======          =======          =======
Earnings per common and common equivalent share.......    $   1.05         $    .85         $    .45
                                                           =======          =======          =======
Fully Diluted Earnings per Share
Net income............................................    $ 45,968         $ 31,697         $ 15,883
Add interest expense, net of tax effect, on
  convertible debt(1).................................          --               --               --
                                                           -------          -------          -------
Adjusted net income...................................    $ 45,968         $ 31,697         $ 15,883
                                                           =======          =======          =======
Average number of common and common equivalent shares
  on a fully diluted basis:
     Average common shares outstanding................      41,514           35,916           33,850
     Dilutive options.................................       2,569            1,636            1,810
     Conversion of convertible debt(1)................          --               --               --
                                                           -------          -------          -------
Average number of common and common equivalent shares
  on a fully diluted basis............................      44,083           37,552           35,660
                                                           =======          =======          =======
Fully diluted earnings per common and common
  equivalent share....................................    $   1.04         $    .84         $    .45
                                                           =======          =======          =======
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(1) The convertible debt is not included in the calculation of fully diluted earnings per share since their inclusion would have had an antidilutive effect. Fully diluted earnings per share are not presented on the face of the Consolidated Statements of Income since they are not materially different from primary earnings per share.